Exhibit 99.1

Longeveron Expands Executive Leadership Team; Appoints

K. Chris Min, M.D., Ph.D. as Chief Medical Officer

Dr. Min will lead global clinical development and regulatory strategy

Miami, Florida – April 05, 2022 - Longeveron Inc. (NASDAQ: LGVN) (“Longeveron” or “Company”), a clinical stage biotechnology company developing cellular therapies for chronic, aging-related and other specific life-threatening conditions, announced today the addition of K. Chris Min, M.D., Ph.D. to the Longeveron executive leadership team in the role of Chief Medical Officer (CMO), effective April 4, 2022. Dr. Min will lead global clinical development and regulatory strategy for Longeveron’s investigational products, with advancing its lead product Lomecel-B into pivotal stage trials and approval as his top priority.

“We are very pleased to welcome Chris to the Longeveron team,” said CEO Geoff Green. “The depth and breadth of both his medical and industry experience will be invaluable as we move through multiple Phase 2 clinical trials of Lomecel-B. As a board-certified neurologist with deep clinical experience, Chris will be instrumental in guiding our Alzheimer’s development program. In addition, his regulatory and regenerative medicine experience will be a tremendous benefit to our Aging Frailty and rare pediatric Hypoplastic Left Heart Syndrome (HLHS) programs.”

Dr. Min brings to Longeveron over a decade of pharma and biotech clinical development experience. This includes work on novel cell therapy, leading R&D and clinical teams, and advancing regulatory engagements with the U.S. Food and Drug Administration (FDA) from early clinical stage Investigational New Drug (IND) applications through to pre-approval New Drug Applications (NDA).

“I couldn’t be more excited to join the Longeveron team at this precise moment along Lomecel-B’s development path,” said Dr. Min. “With clinical efficacy trials in Alzheimer’s and Hypoplastic Left Heart Syndrome (HLHS) underway, and the Aging Frailty program positioned to expand into Phase 2 trials in Asia, I anticipate ample opportunity to explore the therapeutic potential of Lomecel-B across a variety of life-threatening conditions with high unmet needs.”

Most recently, Dr. Min served as Vice President and Head of Medical & Clinical Development at Enterin Inc. Prior to his role at Enterin, Dr. Min was the Head of Clinical Pharmacology at Cerevel Therapeutics, leading a broad portfolio of neuroscience-focused therapeutics and spearheading a successful IND submission for CVL-936, an investigational therapy for the treatment of substance use disorder.

Before joining Enterin, Dr. Min was the Senior Medical Director of Neurology at BlueRock Therapeutics where he championed the clinical development process for pluripotent stem cell-derived dopaminergic neurons to treat Parkinson’s Disease. Dr. Min began his industry career at Merck Research Laboratories, where he played a leadership role on teams ranging from early-stage discovery to late-stage clinical development. At Merck, Dr. Min served as clinical team lead for more than ten Phase 1 clinical studies, including a pivotal Phase 1 safety study that led to the US approval in 2015 for Bridion®, a drug indicated for the reversal of neuromuscular blockade induced by rocuronium or vecuronium, typically during surgery. Bridion® was the first novel anesthesia product in over two decades.

Prior to his industry experience, Dr. Min served as a research clinician, faculty member, and attending physician at Columbia University Irving Medical Center and Harlem Hospital. Dr. Min earned an M.D. from the Weill Medical College of Cornell University, a Ph.D. in Biochemistry from The Rockefeller University and a B.A. in Biochemical Sciences from Harvard University.

About Longeveron Inc.

Longeveron is a clinical stage biotechnology company developing cellular therapies for specific aging-related and life-threatening conditions. The Company’s lead investigational product is the LOMECEL-B™ cell-based therapy product (“Lomecel-B”), which is derived from culture-expanded medicinal signaling cells (MSCs) that are sourced from bone marrow of young, healthy adult donors. Longeveron believes that by using the same cells that promote tissue repair, organ maintenance, and immune system function, it can develop safe and effective therapies for some of the most difficult disorders associated with the aging process and other medical disorders. Longeveron is currently sponsoring Phase 1 and 2 clinical trials in the following indications: Aging Frailty, Alzheimer’s disease, the Metabolic Syndrome, Acute Respiratory Distress Syndrome (ARDS), and hypoplastic left heart syndrome (HLHS). The Company’s mission is to advance Lomecel-B and other cell-based product candidates into pivotal Phase 3 trials, with the goal of achieving regulatory approvals, subsequent commercialization, and broad use by the healthcare community. Additional information about the Company is available at www.longeveron.com.

Contact:

Brendan Payne

Stern Investor Relations

Tel: (212) 362-1200

Email: Brendan.payne@sternir.com

Source: Longeveron